SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                          COMMISSION FILE NUMBER 000-29611


                           NOTIFICATION OF LATE FILING


(CHECK ONE):   [_] FORM 10-K    [_] FORM 11-K    [_] FORM 20-F    [X] FORM 10-Q
               [_] FORM N-SAR

               FOR PERIOD ENDED: MARCH 31, 2004
				______________________________

     [_]  TRANSITION REPORT ON FORM 10-K

     [_]  TRANSITION REPORT ON FORM 20-F

     [_]  TRANSITION REPORT ON FORM 11-K

     [_]  TRANSITION REPORT ON FORM 10-Q

     [_]  TRANSITION REPORT ON FORM N-SAR

          FOR THE TRANSITION PERIOD ENDED:

READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING  FORM.  PLEASE PRINT OR TYPE.

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

IF THE NOTIFICATION RELATES TO A PORTION OF THE FILING CHECKED ABOVE, IDENTIFY THE ITEM(S) TO WHICH THE NOTIFICATION RELATES: FORM 10-QSB



                                     PART I
                             REGISTRANT INFORMATION


THE CHILDREN'S INTERNET, INC.
_______________________________________________________________________________
FULL NAME OF REGISTRANT


_______________________________________________________________________________
FORMER NAME IF APPLICABLE


5000 HOPYARD RD., SUITE 320,
_______________________________________________________________________________
ADDRESS OF PRINCIPAL EXECUTIVE OFFICE (STREET AND NUMBER)


PLEASANTON, CALIFORNIA 94588
_______________________________________________________________________________
CITY, STATE AND ZIP CODE



                                    PART II
                             RULE 12B-25(B) AND (C)

     IF THE SUBJECT  REPORT COULD NOT BE FILED  WITHOUT  UNREASONABLE  EFFORT
OR EXPENSE AND THE REGISTRANT SEEKS RELIEF PURSUANT TO RULE 12B-25(B), THE FOLLOWING SHOULD BE COMPLETED. (CHECK BOX IF APPROPRIATE.)

        |   (A)  THE REASONS  DESCRIBED IN  REASONABLE  DETAIL IN PART III OF
	|        THIS  FORM  COULD  NOT BE  ELIMINATED  WITHOUT  UNREASONABLE
	|        EFFORT OR EXPENSE;
     	|
        |    (B) THE  SUBJECT  ANNUAL REPORT,  SEMI-ANNUAL REPORT, TRANSITION
	|        REPORT ON FORM 10-K,  FORM  20-F,  FORM 11-K OR FORM  N-SAR,
[X] 	|	 OR PORTION THEREOF  WILL  BE  FILED  ON OR THE 15TH CALENDAR
        | 	 FOLLOWING THE PRESCRIBED DUE DATE; OR THE SUBJECT  QUARTERLY
    	|        REPORT OR TRANSITION REPORT ON FORM 10-Q, OR PORTION THEREOF
	|	 WILL   BE  FILED  ON   OR  BEFORE  THE  FIFTH  CALENDAR  DAY
	|	 FOLLOWING THE PRESCRIBED DUE DATE; AND
     	|
        |    (C) THE  ACCOUNTANT'S  STATEMENT  OR OTHER  EXHIBIT  REQUIRED BY
	|	 RULE 12B-25(C) HAS BEEN ATTACHED IF APPLICABLE.




                                    PART III
                                   NARRATIVE

     STATE BELOW IN REASONABLE DETAIL WHY THE FORM 10-K, 11-K, 20-F 10-Q, N-SAR OR THE TRANSITION REPORT PORTION THEREOF COULD NOT BE FILED WITHIN THE PRESCRIBED TIME PERIOD. (ATTACH EXTRA SHEETS IF NEEDED.)

OUR AUDITORS WERE UNABLE TO COMPLETE THE FINANCIAL REPORTS IN TIME.
_____________________________________________________________________________
_____________________________________________________________________________


                                    PART IV
                               OTHER INFORMATION

(1) NAME AND TELEPHONE  NUMBER  OF  PERSON  TO  CONTACT  IN  REGARD  TO THIS
    NOTIFICATION

                 SHOLEH HAMEDANI		(925) 737-0144
     -----------------------------------------------------------------------
                       (NAME)	   	(AREA CODE) (TELEPHONE NUMBER)


(2) HAVE ALL OTHER PERIODIC REPORTS REQUIRED UNDER SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SECTION 30 OF THE INVESTMENT COMPANY ACT OF 1940 DURING THE PRECEDING 12 MONTHS OR FOR SUCH SHORTER PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORT(S) BEEN FILED? IF THE ANSWER IS NO, IDENTIFY REPORT(S).
                                                              [X] YES  [_]NO


(3) IS IT ANTICIPATED THAT ANY SIGNIFICANT CHANGE IN RESULTS OF OPERATIONS FROM THE CORRESPONDING PERIOD FOR THE LAST FISCAL YEAR WILL BE
     REFLECTED BY THE EARNINGS STATEMENTS TO BE INCLUDED IN THE SUBJECT REPORT OR PORTION THEREOF?
                                                              [_] YES  [X]NO


     IF SO:ATTACH AN EXPLANATION OF THE ANTICIPATED CHANGE, BOTH NARRATIVELY
     AND   QUANTITATIVELY,  AND,  IF  APPROPRIATE,  STATE THE REASONS  WHY A
     REASONABLE ESTIMATE OF THE RESULTS CANNOT BE MADE.


                     THE CHILDREN'S INTERNET, INC.
-----------------------------------------------------------------------------
                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)


HAS CAUSED HIS NOTIFICATION TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.


DATE   5/17/04                    BY  /S/ SHOLEH HAMEDANI, CEO
    -------------------             -----------------------------------------




     INSTRUCTION: THE FORM MAY BE SIGNED BY AN EXECUTIVE OFFICER OF THE REGISTRANT OR BY ANY OTHER DULY AUTHORIZED REPRESENTATIVE. THE NAME AND TITLE OF THE PERSON SIGNING THE FORM SHALL BE TYPED OR PRINTED BENEATH THE SIGNATURE. IF THE STATEMENT IS SIGNED ON BEHALF OF THE REGISTRANT BY AN AUTHORIZED REPRESENTATIVE (OTHER THAN AN EXECUTIVE OFFICER), EVIDENCE OF THE REPRESENTATIVE'S AUTHORITY TO SIGN ON BEHALF OF THE REGISTRANT SHALL BE FILED WITH THE FORM.



                              	ATTENTION

INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).



                           GENERAL INSTRUCTIONS

     1. THIS FORM IS REQUIRED BY RULE 12B-25 OF THE GENERAL RULES AND REGULATIONS UNDER THE SECURITIES EXCHANGE ACT OF 1934.

     2. ONE SIGNED ORIGINAL AND FOUR CONFORMED COPIES OF THIS FORM AND AMENDMENTS THERETO MUST BE COMPLETED AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WASHINGTON, D.C. 20549, IN ACCORDANCE WITH RULE 0-3 OF THE GENERALRULES AND REGULATIONS UNDER THE ACT. THE INFORMATION CONTAINED IN OR FILED WITH THE FORM WILL BE MADE A MATTER OF PUBLIC RECORD IN THE COMMISSION FILES.

     3. A MANUALLY SIGNED COPY OF THE FORM AND AMENDMENTS THERETO SHALL BE FILED WITH EACH NATIONAL SECURITIES EXCHANGE ON WHICH ANY CLASS OF SECURITIES OF THE REGISTRANT IS REGISTERED.

     4. AMENDMENTS TO THE NOTIFICATIONS MUST ALSO BE FILED ON FORM 12B-25 BUT NEED NOT RESTATE INFORMATION THAT HAS BEEN CORRECTLY FURNISHED. THE FORM SHALL BE CLEARLY IDENTIFIED AS AN AMENDED NOTIFICATION.

     5. ELECTRONIC FILERS.THIS FORM SHALL NOT BE USED BY ELECTRONIC FILERS UNABLE TO TIMELY FILE A REPORT SOLELY DUE TO ELECTRONIC DIFFICULTIES. FILERS UNABLE TO SUBMIT A REPORT WITHIN THE TIME PERIOD PRESCRIBED DUE TO DIFFICULTIES IN ELECTRONIC FILING SHOULD COMPLY WITH EITHER RULE 201 OR RULE 202 OF REGULATION S-T OR APPLY FOR AN ADJUSTMENT IN FILING DATE PURSUANT TO RULE 13(B) OF REGULATION S-T.